Exhibit 21.1
Subsidiaries of Silvaco Group, Inc.

Subsidiary	Jurisdiction
Silvaco, Inc.	USA
Silvaco Brasil Servicos De Tecnologia LTDA	Brazil
Silvaco China Co, Ltd	China
Silvaco Data Systems Korea, Ltd	Korea
Silvaco Denmark ApS	Denmark
Silvaco Europe, Ltd	UK
Silvaco GmbH	Germany
Silvaco Hong Kong Co. Ltd	Hong Kong
Silvaco India PVT, Ltd	India
Silvaco Japan Co, Ltd	Japan
Silvaco SA	France
Silvaco Singapore PTE, Ltd	Singapore
Silvaco Taiwan Co, Ltd	Taiwan
Silvaco Ukraine	Ukraine
Mixel, Inc.	California
Mixel Egypt LLC	Egypt
Mixel Vietnam Company Limited	Vietnam
Tech-X Corporation	Colorado